EXHIBIT 99.1

CAS Medical Systems Enters Into $6.0 Million Loan Agreement with East West Bank

BRANFORD, Conn. (August 2, 2012)– CAS Medical Systems, Inc. (NASDAQ: CASM)(CASMED) today announced that it has entered into a loan and security agreement with a total value of up to $6.0 million with East West Bank, a subsidiary of East West Bancorp.  The financing is comprised of a $3.5 million three-year secured term loan and a $2.5 million revolving line of credit expiring in January 2014.

Thomas M. Patton, Chief Executive Officer of CASMED, said, “The increase in working capital, on such attractive terms, provides us with added flexibility as we work to make our FORE-SIGHT® absolute cerebral oximeter a standard of care for patients in critical care, and introduce our next-generation, advanced monitoring products next year.

“We are also pleased with East West Bank’s vote of confidence in CASMED and our growth strategy by entering into this agreement,” Mr. Patton added.

In connection with the loan agreement, CASMED has issued to East West Bank a five-year warrant to purchase 133,333 shares of CASMED common stock at a price of $1.80 per share.

About CASMED® – Monitoring What's Vital
CASMED is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeter provides a highly accurate, non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation.  Direct monitoring of tissue oxygenation provides a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygenation of the brain and other tissues, thereby allowing them to intervene appropriately in the care of their patients. In addition to FORE-SIGHT Oximeters and accessories, the Company provides a line of bedside patient vital signs monitoring products, proprietary non-invasive blood pressure monitoring solutions for OEM use, neonatal intensive care supplies, and service. CASMED products are designed to provide unique monitoring solutions that are vital to patient care.

For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders and competitors and other risks detailed in the Company’s Form 10-K for the year ended December 31, 2011 and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Company Contact
CAS Medical Systems, Inc.
Jeffery Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA
Kim Sutton Golodetz (kgolodetz@lhai.com)
(212) 838-3777
Bruce Voss (bvoss@lhai.com)
(310) 691-7100
@LHA_IR_PR

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